EXHIBIT 10.1

September 29, 2006

PERSONAL AND CONFIDENTIAL

Mr. Robert McNabb

10919 Wickline Drive

Houston, TX 77024

Re	Employment Agreement dated as of October 1, 2003 between Korn/Ferry International (“Company” or “Korn/Ferry”) and Robert McNabb (“Employment Agreement”)

Dear Bob,

This letter serves to formalize the modifications to which we have agreed regarding your continuing employment relationship with the firm, including your future compensation and benefits, and the amendment of certain terms and conditions of your Employment Agreement referenced above. Unless otherwise defined in this letter agreement, all capitalized terms used in this letter agreement shall have the meanings specified in the Employment Agreement.

Term

Section 2 of the Employment Agreement is superseded in its entirety to provide that the initial term of your employment began on October 1, 2003 and will automatically expire on September 30, 2009 (such period being referred to herein as the “Initial Term”); provided, however, that the Company shall have the option to renew the Initial Term for a successive three (3) year period ending on September 30, 2012 (the “Renewal Term”), by delivering written notice of exercise of this option at least ninety (90) days prior to the expiration of the Initial Term (“Option Notice”). If for any reason whatsoever the Company does not give you an Option Notice at least ninety (90) days prior to the end of the Initial Term, then your employment shall terminate as of the end of the Initial Term. A termination of your employment at the end of the Initial Term by reason of the Company’s failure to give you an Option Notice at least ninety (90) days prior to the expiration of the Initial Term shall constitute a termination by reason of a “failure to renew” for purposes of the Employment Agreement and this letter agreement. The date on which your employment terminates, either by reason of a failure to renew by the Company or for any of the other reasons set forth in Section 6 of the Employment Agreement, as amended by this letter agreement, or by reason of the expiration of the Initial Term (if an Option Notice is not given) or by reason of the expiration of the Renewal Term (if an Option Notice is given), or otherwise, shall sometimes be referred to in this letter agreement as the “Termination Date.” The word “term” or “Term” as used in the Employment Agreement and this letter agreement shall mean the period commencing on October 1, 2003 and ending on the Termination Date.

During the Initial Term, you will continue to hold the position as Chief Executive Officer of Futurestep, and Executive Vice President of the Company. During the Initial Term and the Renewal Term, you will continue to report to the Chairman and Chief Executive Officer of the Company. During the Initial Term and the Renewal Term, you will continue to receive the same salary and incentive set forth in the Agreement.

Changes to Termination and Severance Provisions

We have also agreed to the following changes to Section 6 of the Employment Agreement: (i) in addition to the benefit of one times your Base Salary referred to in Section 6(d)(II)(2), you shall be paid one times your then annual target cash bonus if your employment is terminated by the Company without Cause during the Term pursuant to Section 6(d)(II)(i) or your employment is terminated by reason of the Company’s failure to renew pursuant to Section 6(d)(II)(ii)); (ii) the clause “at any time before Executive reaches the age of 65” in Section 6(d)(II)(ii) is hereby deleted; (iii) the proviso contained in Section 6(d)(II)(3) limiting your and your dependent’s participation in the Company’s group health plans to 12 months instead of 18 months if your employment is terminated by reason of a failure to renew is hereby deleted; and (iv) subparagraph (4) of Section 6(d)(II) is hereby deleted and subparagraph (E) of Section 6(h)(4) is hereby deleted; and (v) the definition of “Good Reason” contained in Section 6(h)(4)(A) is replaced in full by the following: Executive’s duties at Futurestep are materially reduced below that of a senior executive, and Executive is not given a “comparable position” (as this term is defined below) at Futurestep or the Company.

Notwithstanding anything contained in the Employment Agreement to the contrary, you understand that the Company may, during the Renewal Term, change (including reduce or eliminate) your titles and roles, including asking you to step down as CEO of Futurestep, which you hereby agree to do when so asked, without such changes giving you the right to terminate your employment or otherwise constituting a constructive termination by the Company and without you being entitled to any severance or similar payments by reason of such changes; provided, however, that in such event you will stay involved with Futurestep in a “comparable position” (as defined below) or have a “comparable position” in the Company. For purpose of this letter agreement, the term “comparable position” will mean a position with: (a) at least the same base salary and incentive targets and incentive potential as your salary and incentive at the time of any such change in your titles and roles; (b) membership on the Global Operating Committee (and its successors and equivalents); (c) direct reporting to the Chief Executive Officer of the Company, and (d) substantially equivalent management or executive responsibilities as Executive had at the time of any such change in titles and roles.

Moreover, in lieu of the vesting acceleration provided for in Section 6(d)(II)(4) of the Employment Agreement, if your employment is terminated by the Company without Cause or by reason of a failure to renew pursuant to Section 6(d)(II), then all unvested outstanding stock options and other equity-type incentives held by you at the time of such termination that would have vested during the 12 months following the date of such termination will automatically vest as of the date of such termination.

All severance benefits will, of course, be contingent upon your execution of the Company’s standard form of severance and release agreement.

Should you terminate your employment prior to the Expiration Date (except for your resignation for Good Reason pursuant to Section 6(e)(ii)), the Company will be released from all of its obligations from that time forward and you shall only be entitled to receive your Accrued Compensation. Moreover, if an Option Notice is given, you understand that on termination of your employment upon expiration of the Renewal Period, you will not be entitled to any severance amounts or similar payments or benefits of any kind.

In addition, the following provision is added to Section 9 of the Employment Agreement: “In addition, Executive agrees that during the Term, and for the one year period immediately subsequent to the Termination Date, he will not, directly or indirectly (as an employee, independent contractor, owner, principal, agent, partner, consultant or otherwise), either alone or with others, work or render services in, or advise, supervise or consult with any person, firm or entity engaged in, the middle management recruitment and/or recruitment procurement outsourcing business, market or industries, either for himself, or for or on behalf of, any other person, firm or entity. The foregoing shall not be binding upon the Executive in the event of a termination of the Executive’s employment pursuant to Section 6(d)(II) or Section 6(e)(i). The foregoing shall also not prohibit the Executive from rendering services for entities whose primary lines of business are not in the middle-management recruitment or middle-management recruitment procurement business.”

To the extent there are any inconsistencies between this letter agreement and your Employment Agreement, the provisions of this letter agreement shall govern and control. Except as otherwise expressly provided in this letter agreement, your Employment Agreement remains unmodified and in full force and effect.

Please indicate your acceptance of this letter agreement by signing and dating a copy of this letter agreement in the spaces provided below and returning such signed and dated copy to me.

Sincerely,

/s/ Gary Burnison
Gary Burnison, Chief Operating Officer

ACCEPTED AND AGREED TO:

/s/ Robert McNabb	October 2, 2006
Robert McNabb	Date of Signature

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